UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	September 25, 2008

RALCORP HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Missouri	1-12619	43-1766315
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

800 Market Street, Suite 2900, Saint Louis, MO	63101
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	314-877-7000

____________________________________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Only the items indicated below are covered by this report.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 25, 2008, the Board of Directors of Ralcorp Holdings, Inc. (“Ralcorp”) authorized Ralcorp’s entry into a long term cash incentive award agreement (the “Incentive Agreement”) with its Corporate Officers including those Corporate Officers named in the Company’s Proxy Statement (the “Officers”). The Incentive Agreement is designed to link the Officers' performance with improvements in Ralcorp’s common stock (par value $.01) over a two-year period ending in December 2010.

The incentive opportunity would be up to $2.40 million each for Ralcorp’s Co-Chief Executive Officers.  The other Officers have an incentive opportunity up to a maximum of $1.20 million each.  The entire incentive opportunity would be payable if the price of Ralcorp’s common stock ($.01 par value) reaches and maintains an average closing price of at least $85 for twenty consecutive trading days between June 1, 2010 through December 30, 2010 (the “Target Period”).  The award would be paid at reduced levels if the average share price is between $80 and $84.99 but less than $85 for twenty consecutive trading days during the Target Period.  If the award is not paid by December 30, 2010 it expires unless extended in the event of a pending change in control.

In the event of a change in control, any award under the Incentive Agreement will be payable at 100% of the incentive opportunity if the price of the stock is at least $85 at the occurrence of a change in control; or at 50% of the incentive opportunity if the price of the stock is less than $85 at the occurrence of a change in control.  The incentives would vest at 100% upon the death or total and permanent disability of an Officer.  In the event the Officer voluntarily terminates his employment prior to December 30, 2010, the award would terminate and no amounts would be payable thereunder. In the event the Officer is involuntarily terminated, other than for cause, the award would be paid only if the termination occurred during the Target Period and the threshold for payment had been met at the time of termination.

On September 25, 2008, Ralcorp granted stock appreciation rights (“SAR”) to its Officers.  The SAR awards were made under Ralcorp’s previously filed 2007 Incentive Stock Plan.  One third of the SAR awards become exercisable on September 25 in the following years:  2011, 2012, and 2013.  The number of SARs awarded to each Officer is as follows:  Co-Chief Executive Officers – 75,000 shares; all other Officers – 25,000 shares.  The terms of the SAR awards are substantially as set forth in Exhibit 10.1 attached hereto and are incorporated by reference herein.

On September 25, 2008, Ralcorp also granted SAR awards to Ralcorp’s Non-Management Directors.  The terms of the SAR awards were made under Ralcorp’s previously filed 2007 Incentive Stock Plan.  Pursuant to the Non-Management Director Compensation Program, each Non-Management Director receives an annual stock award of 3,000 shares, and Ralcorp’s Chairman receives an annual stock award of 10,000 shares.  The SAR awards have an exercise price of $66.07 and become exercisable upon termination of the recipient’s term as a Director (except termination for cause).  The terms of the SAR awards are substantially as set forth in Exhibit 10.2 attached hereto and are incorporated by reference herein.

On September 25, 2008, the Board of Directors of Ralcorp authorized Ralcorp to enter into a consulting agreement (the “Consulting Agreement”) with the Chairman of the Board, William P. Stiritz.  The Consulting Agreement becomes effective on the day Mr. Stiritz retires from Ralcorp’s Board and continues annually thereafter for as long as he provides consulting services to Ralcorp.

Under the terms of the Consulting Agreement, Mr. Stiritz will provide fifty hours of consulting services each year and will receive thirty hours of flight time per year on Company owned or chartered aircraft.  In addition, for the duration of the Consulting Agreement, Mr. Stiritz will be subject to a non-compete provision limiting his involvement with any company whose products or activities compete with the products and activities of Ralcorp.

Item 9.01	Exhibits

Exhibit 10.1	Form of Stock Appreciation Rights Agreement dated September 25, 2008.
Exhibit 10.2	Form of Non-Management Director Stock Appreciation Rights Agreement dated September 25, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RALCORP HOLDINGS, INC.
(Registrant)

Date:	October 1, 2008	By: /s/ T. G. Granneman
T. G. Granneman
Duly Authorized Signatory and
Chief Accounting Officer

EXHIBITS

Exhibit	Description

10.1	Form of Stock Appreciation Rights Agreement dated September 25, 2008.
10.2	Form of Non-Management Director Stock Appreciation Rights Agreement dated September 25, 2008.